Filed pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-132469
333-132469-01
333-132469-02

Prospectus Supplement
(To Prospectus dated March 16, 2006)

Prudential Financial, Inc.

Medium-Term Notes, Series D

Due One Year or More from Date of Issue

We may offer from time to time our medium-term notes as a class of our debt securities entitled Medium-Term Notes, Series D. The following terms may apply to the notes:

•	Mature one year or more from the date of issue;

•	Fixed or floating interest rate, or issued with original issue discount; a floating interest rate may be based on one or more of the following base rates plus or minus a spread or spread multiplier:

•	CD rate,

•	commercial paper rate,

•	CMT rate,

•	LIBOR,

•	prime rate,

•	treasury rate,

•	eleventh district cost of funds rate,

•	federal funds rate or

•	another rate set forth in a pricing supplement;

•	Amount of principal or interest may be determined by reference to an index or formula;

•	May be book-entry form only;

•	Not subject to redemption at our option or repayment at the option of the holder unless otherwise specified in the applicable pricing supplement;

•	May be issued as amortizing notes;

•	Interest on fixed rate notes and floating rate notes will be paid on the dates specified in the pricing supplement; and

•	Minimum denominations of $1,000 and integral multiples of $1,000.

We will specify the final terms for each note in the applicable pricing supplement, which may differ from the terms described in this prospectus supplement. We and any agent may also provide you with other information relating to an offering of the notes, which we refer to as “other offering material”.

See “ Risk Factors” beginning on page S-5 to read about factors you should consider before investing in any notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

Unless otherwise specified in the applicable pricing supplement, the price to the public for the notes will be 100% of their principal amount. We will pay to the applicable agent a commission, which may be in the form of discount or otherwise, to be specified in the applicable pricing supplement.

We are offering the notes on a continuing basis to or through the agents listed below acting as principal or agent. We may also sell the notes other than to or through the agents listed below.

We may use this prospectus supplement and the accompanying prospectus in the initial sale of any note. In addition, we or any of our affiliates may use this prospectus supplement in a remarketing or other resale transaction involving any note after its initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale or at other prices.

JPMorgan
Banc of America Securities LLC	Lehman Brothers
Bear, Stearns & Co. Inc.	Merrill Lynch & Co.
Citigroup	Morgan Stanley
Deutsche Bank Securities	UBS Investment Bank
Goldman, Sachs & Co.	Wachovia Securities

March 16, 2006

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any pricing supplement or any other offering material provided by us or any agent. No dealer, salesperson or other person is authorized to give any different information or to represent anything not contained in this prospectus supplement, the accompanying prospectus, any pricing supplement or other offering material. You must not rely on any unauthorized information or representations. This prospectus supplement, the accompanying prospectus and any pricing supplement are an offer to sell only the securities they describe, but only under circumstances and in jurisdictions where it is lawful to do so. The information provided by or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement or other offering material may only be accurate on the date of the document containing the information.

Prospectus Supplement

Prospectus

About This Prospectus	1
Where You Can Find More Information	2
Note Regarding Forward-Looking Statements And Certain Risks	3
Prudential Financial, Inc.	4
Prudential Financial Capital Trusts	4
Use of Proceeds	5
Description of Debt Securities We May Offer	6
Description of Preferred Stock We May Offer	20
Description of Depositary Shares We May Offer	23
Description of Our Common Stock	26
Description of Warrants We May Offer	35
Description of Stock Purchase Contracts We May Offer	37
Description of Units We May Offer	38
Description of Preferred Securities That The Trusts May Offer	38
Description of Trust Guarantees	46
Plan of Distribution	49
Validity of Securities	52
Experts	52

S-i

SUMMARY DESCRIPTION OF NOTES

The following summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this prospectus supplement. A pricing supplement will describe the specific terms and provisions of the applicable notes, which may differ from those set forth in this prospectus supplement. In that case, the terms and provisions specified in the pricing supplement will supersede the description of the notes in this prospectus supplement to the extent inconsistent with it. References in this prospectus supplement to the “Company,” “Prudential Financial, Inc.,” “Prudential,” “we,” “us” or “our” refer to Prudential Financial, Inc. only and do not include its consolidated subsidiaries. Throughout this prospectus supplement, where we indicate that information may be provided or supplemented in an applicable pricing supplement, that information may also be provided or supplemented in other offering material provided to you.

Issuer	Prudential Financial, Inc., a New Jersey corporation.

Security	Medium-Term Notes, Series D, Due One Year or More from Date of Issue.

Maturities	One year or more from date of issue, as specified in the applicable pricing supplement.

Offering Price	100%, unless otherwise specified in the applicable pricing supplement.

Denominations

The notes will be denominated and payable in U.S. dollars, or the equivalent in one or more foreign currencies, currency units or composite currencies, and issued in fully registered form, without coupons, in minimum denominations of $1,000 and in integral multiples of $1,000.

Form

Unless otherwise provided in the applicable pricing supplement, we will issue the notes in book-entry form only. The notes will be represented by one or more fully registered global notes without coupons deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, or DTC, in New York, New York.

Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records that DTC and its direct and indirect participants maintain. Any beneficial interest in a note may not be exchanged for notes in certificated form except in the limited circumstances described in this prospectus supplement or the applicable pricing supplement.

Interest Rate

Other than with respect to zero-coupon notes, we will pay interest on the notes at fixed or floating rates that may be determined by reference to one or more interest rate or exchange rate indices or other indices or base rates, which in turn may be adjusted by a spread and/or a spread multiplier and which may be subject to a maximum interest rate and/or a minimum interest rate, in each case as specified in the applicable pricing supplement. The base rates include:

•	the CD rate,

•	the commercial paper rate,

•	the CMT rate,

•	LIBOR,

•	the prime rate,

•	the treasury rate,

•	the eleventh district cost of funds rate,

•	the federal funds rate, and

•	any other domestic or foreign interest rate or exchange rate indices or other indices as we may describe in the note and related pricing supplement.

Any indexed notes may bear interest that is determined by reference to one or more commodities, securities, interest rates or any other financial, economic or other measures or instruments or indices or baskets of any of these items as may be described in the note and accompanying pricing supplement.

We may not pay interest on certain notes issued at a discount from the principal amount payable at maturity. We may also issue amortizing notes from time to time.

Interest Payments	Unless otherwise specified in the applicable pricing supplement,

•	we will pay interest on fixed rate notes semi-annually on each March 15 and September 15 and at the stated maturity or upon earlier redemption or repayment, if any, of the notes, and

•	we will pay interest on floating rate notes monthly, quarterly, semi-annually or annually, as specified in the applicable pricing supplement, and at the stated maturity or upon earlier redemption or repayment, if any, of the notes.

Interest Rate Computation	Unless otherwise specified in the applicable pricing supplement,

•	interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months, and

•	interest on floating rate notes will be computed on the basis of a daily interest factor computed by dividing the interest rate applicable for such day by 360, or by the actual number of days in the year in the case of a floating rate note bearing interest at a rate determined by reference to the treasury rate or the CMT rate.

Redemption/Repayment

Unless otherwise specified in the applicable pricing supplement, we will not have the option to redeem the notes, and noteholders will not have the option to repay the notes, prior to their stated maturities.

Ranking	The notes will be our direct, unsubordinated and unsecured obligations and will rank pari passu with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Method of Offering

We are offering the notes on a continuing basis to or through the agents, who may purchase notes as principal from us for resale to investors and other purchasers. The offering prices for the notes may vary, according to prevailing market prices as determined by the applicable agent or agents at the time of resale, or, if so agreed, we may offer notes at a fixed offering price set forth in the applicable pricing supplement.

Additionally, if we agree with the applicable agent, that agent may use its reasonable efforts on an agency basis to solicit offers to purchase notes at 100% of their principal amount, unless otherwise specified in the applicable pricing supplement.

In addition, we may sell notes other than to or through the agents under the circumstances described in this prospectus supplement.

We reserve the right to withdraw, cancel or modify the offering contemplated by this prospectus supplement without notice. We have not established a termination date for the offering of the notes. We, or any agent, may reject any offer to purchase notes in whole or in part.

Trustee	The notes will be issued pursuant to our senior debt securities indenture, which is a contract between JPMorgan Chase Bank, N.A., as trustee, and us. The trustee will also act as paying agent.

Governing Law	The notes described in this prospectus supplement will be governed by the laws of the State of New York.

Further Issues

We may, without the consent of any holders of any notes, from time to time issue notes with the same terms as notes previously issued, or the same terms except for the issue date, the first payment of interest or the issue price. These additional notes may be consolidated with the outstanding notes to form a single series.

Other Provisions

The notes we will issue from time to time may have terms and provisions that differ from those described in this prospectus supplement. In that event, the terms and provisions will be specified in the applicable pricing supplement, and will supersede the description of the notes in this prospectus supplement to the extent inconsistent with it.

Settlement	Unless otherwise specified in the applicable pricing supplement, we will settle sales of notes in immediately available funds three business days after the trade date.

Use of Proceeds

Unless otherwise specified in the applicable pricing supplement, we will use the net proceeds to us from the sale of the notes for the purpose of making loans to our affiliates and for other general corporate purposes.

RISK FACTORS

You should carefully consider the following discussion of risks, and the other information, provided and incorporated by reference in this prospectus supplement and the accompanying prospectus. The notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the notes, about our financial condition, operations and business or financial matters in general. You should not purchase the notes unless you understand, and know that you can bear, these risks.

An investment in the notes involves risks related to the fact that we are a holding company. We summarize these risks under “Description of Debt Securities We May Offer—We are a Holding Company” in the accompanying prospectus.

The information set forth in this prospectus supplement is directed to prospective purchasers of notes who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of other countries regarding any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest on, notes. Any such persons should consult their advisors with regard to these matters. Any pricing supplement relating to notes having a specified currency other than U.S. dollars will contain a description of any material exchange controls affecting such currency and any other required information concerning such currency.

If we offer notes that are denominated in a currency other than U.S. dollars, the following additional risks may apply to your notes:

Changes in Exchange Rates and Exchange Controls Could Result in a Substantial Loss to You

An investment in foreign currency notes, which are notes denominated in a currency, currency unit or composite currency other than U.S. dollars, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars.

These risks include, but are not limited to:

•	the possibility of significant changes in market rates of exchange between U.S. dollars and the specified currency, currency unit or composite currency;

•	the possibility of significant changes in rates of exchange between U.S. dollars and the specified currency, currency unit or composite currency resulting from official redenomination relating to such currency, currency unit or composite currency; and

•	the possibility of the imposition or modification of foreign exchange controls by the United States or foreign governments.

These risks generally depend on factors over which we have no control and that cannot be readily foreseen. These include, but are not limited to:

•	economic events;

•	political events; and

•	the supply of, and demand for, the relevant currencies.

In recent years, rates of exchange between the U.S. dollar and some foreign currencies, currency units or composite currencies in which the notes may be denominated, and between these foreign currencies, currency units or composite currencies and other foreign currencies, currency units or composite currencies, have been volatile. This volatility may be expected in the future. Fluctuations that have occurred in any particular exchange rate in the past are not necessarily indicative of fluctuations that may occur in that rate during the term of any foreign currency note. Depreciation of the specified currency, currency unit or composite currency of a foreign currency note against U.S. dollars would result in a decrease in the effective yield of such foreign currency note below its coupon rate and could result in a substantial loss to the investor on a U.S. dollar basis.

The Unavailability of Currencies Could Result in a Substantial Loss to You

Except as set forth below, if payment on a note is required to be made in a specified currency, currency unit or composite currency other than U.S. dollars and such currency, currency unit or composite currency is

•	unavailable due to the imposition of exchange controls, which may restrict or prohibit payments of principal, any premium or interest denominated in any such currency, currency unit or composite currency or other circumstances beyond our control,

•	no longer used by the government of the country issuing such currency, or

•	no longer used for the settlement of transactions by public institutions of the international banking community,

then all payments on the note will be made in U.S. dollars until such currency is again available or so used. The amounts so payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency, currency unit or composite currency or as otherwise specified in the applicable pricing supplement. Any payment on a note made under such circumstances in U.S. dollars will not constitute an event of default under the indenture under which the note was issued.

If the specified currency, currency unit or composite currency of a note is officially redenominated, then our payment obligations on such note will be the amount of redenominated currency, currency unit or composite currency that represents the amount of our obligations immediately before the redenomination. The notes will not provide for any adjustment to any amount payable under the notes as a result of:

•	any change in the value of the specified currency, currency unit or composite currency of the notes relative to any other currency, currency unit or composite currency, as applicable, due solely to fluctuations in exchange rates; or

•	any redenomination of any component currency of any composite currency, unless the composite currency is itself officially redenominated.

Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies, currency units or composite currencies and vice versa. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on notes made in a currency, currency unit or composite currency other than U.S. dollars may be made from an account at a bank located outside the

United States, unless otherwise specified in the applicable pricing supplement. You should consult your own financial and legal advisors as to the risks of an investment in notes denominated in a currency, currency unit or composite currency other than U.S. dollars.

Judgments in a Foreign Currency Could Result in a Substantial Loss to You

The notes will be governed by, and construed in accordance with, the laws of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of the State of New York provides that a judgment or decree awarded in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment or decree awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree. There will be no provision for any further payments if exchange rates continue to change after the judgment is rendered.

If we issue indexed notes, the following additional risks may apply to these notes:

An Investment in Indexed Notes Entails Significant Risks Not Associated With a Similar Investment in Fixed or Conventional Floating Rate Debt Securities

An investment in notes that are indexed, as to principal, premium, if any, and/or interest, to one or more currencies, currency units or composite currencies, including exchange rates and swap indices between currencies, currency units or composite currencies, commodities, securities, basket of securities or securities indices, interest rates or other indices, either directly or inversely, entails significant risks that are not associated with similar investments in a fixed or conventional floating rate debt security.

These risks include the possibility that an index or indices may be subject to significant changes, that the resulting interest rate will be less than that payable on a fixed or conventional floating rate debt security issued by us at the same time, that the repayment of principal and/or premium, if any, can occur at times other than that expected by the investor, and that you, as the investor, could lose all or a substantial portion of principal and/or premium, if any, payable on the maturity date. These risks depend on a number of interrelated factors, including economic, financial and political events, over which we have no control.

Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest payable with respect to such notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices will be magnified. In recent years, values of certain indices have been highly volatile, and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

The secondary market, if any, for indexed notes will be affected by a number of factors independent of our creditworthiness and the value of the applicable index or indices, including the complexity and volatility of the index or indices, the method of calculating the principal, premium, if any, and/or interest in respect of indexed notes, the time remaining to the maturity of such notes, the outstanding amount of such notes, any redemption features of such notes, the amount of other debt securities linked to such index or indices and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of indexed notes.

In addition, certain notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such notes readily or at prices that will enable them to realize their anticipated yield. You should not purchase such notes unless you understand and are able to bear the risks that such notes may not be readily saleable, that the value of such notes will fluctuate over time and that such fluctuations may be significant.

Finally, our credit ratings may not reflect the potential impact of all risks related to structure and other factors on the market value of the notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks an investment in the notes may entail and the suitability of the notes in light of their particular circumstances.

We May Choose to Redeem Notes When Prevailing Interest Rates are Relatively Low.

If your notes will be redeemable at our option, we may choose to redeem your notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

INFORMATION IN THE PRICING SUPPLEMENT

The applicable pricing supplement to this prospectus supplement and the accompanying prospectus will describe one or more of the following terms of your note:

•	the stated maturity;

•	the specified currency, currencies, currency unit or composite currency, as applicable, for principal and interest, if not U.S. dollars, and any special considerations relating to that currency, currencies, currency unit or composite currency, as applicable, including the exchange rate agent, which will determine the relevant exchange rates, and the method of payment with respect to the notes;

•	the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date. If you purchase your note in a remarketing or other resale transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. In a remarketing or other resale transaction, we or one of our affiliates resells a note that it has previously acquired from another holder. A remarketing or other resale transaction in a particular note occurs after the original sale of the note;

•	whether your note is a fixed rate note, a floating rate note or an indexed note;

•	if your note is a fixed rate note, the yearly rate at which your note will bear interest, if any, and the interest payment dates, if different from those stated below under “Description of the Notes—Interest; Fixed Rate Notes”;

•	if your note is a floating rate note, the interest rate basis, which may be one of the nine base rates described in “Description of the Notes—Interest; Floating Rate Notes” below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; and the interest reset, determination, calculation and payment dates, all of which we describe under “Description of the Notes—Interest; Floating Rate Notes” below;

•	if your note is an indexed note, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and whether your note will be exchangeable for or payable in cash, securities of an issuer other than us or other property;

•	whether your note is an amortizing note;

•	whether your note is an original issue discount note and if so, the yield to maturity;

•	whether your note is an extendible note;

•	if applicable, the circumstances under which your note may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the depositary for your note, if other than DTC, and any circumstances under which the holder may request notes in non-global form, if we choose not to issue your note in book-entry form only; and

•	any other terms of your note, which could differ from those described in this prospectus supplement and the accompanying prospectus.

AGENTS

We have appointed J.P. Morgan Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Lehman Brothers Inc., UBS Securities LLC and Wachovia Capital Markets, LLC as the agents for the offering of the notes.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of notes for the purpose of making loans to our affiliates and for other general corporate purposes.

We will receive the net proceeds only from sales of the notes made in connection with their original issuance. We have not received, and do not expect to receive, any proceeds from resales of the notes by any of the agents named on the cover of this prospectus supplement or any of our affiliates in remarketing or other resale transactions.

DESCRIPTION OF THE NOTES

Investors should carefully read the description of the terms and provisions of our debt securities and our senior debt securities indenture under “Description of Debt Securities We May Offer” in the accompanying prospectus. That section, together with this prospectus supplement and the applicable pricing supplement, summarizes all the material terms of our senior debt securities indenture and your note. They do not, however, describe every aspect of our senior debt securities indenture and your note. For example, in this section entitled “Description of the Notes,” the accompanying prospectus and the applicable pricing supplement, we use terms that have been given special meanings in our senior debt securities indenture, but we describe the meanings of only the more important of those terms.

General

How the Notes Rank Against Our Other Debt

We will issue the notes, and they will be our direct, unsubordinated and unsecured debt obligations. The notes will rank pari passu among themselves and with all our other unsecured and unsubordinated indebtedness from time to time outstanding.

We May Issue Notes With Different Terms

We may, from time to time, issue notes with terms and provisions that differ from those described in this prospectus supplement. In such event, the terms and provisions of those notes will be set forth in the applicable notes and related pricing supplement, which terms will supersede the description of the notes contained in this prospectus supplement to the extent they are inconsistent. The description of certain provisions of the notes set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the specific terms and provisions of the notes.

We are offering the notes on a continuing basis. The notes will mature on any day one year or more from their original date of issue. Unless otherwise specified in the applicable pricing supplement, the notes will bear interest at fixed rates or at floating rates determined by reference to one or more of the base rates described below as adjusted by any spread and/or spread multiplier and subject to any maximum interest rate and/or minimum interest rate we may apply to such notes until their principal is paid or duly made available for payment.

When We Will Pay Interest On the Notes

We will pay interest on each interest payment date to the person in whose name a note is registered at the close of business on the regular record date, as defined in the accompanying prospectus, immediately preceding the applicable interest payment date. You should note, however, that the first payment of interest on any note issued between a regular record date and the related interest payment date will be made on the second interest payment date succeeding the original issue date to the person in whose name a note is registered on the regular record date with respect to such second interest payment date.

Furthermore, we will pay the interest payable at stated maturity, or upon any earlier redemption or repayment date, to which we refer as a “maturity date,” of a note to the person to whom principal is payable on such maturity date. Any such interest on a note not punctually paid or duly provided for on any interest payment date will immediately cease to be payable to its holder at the close of business on the relevant regular record date and we may pay that defaulted interest either:

•	to the person in whose name such note is registered at the close of business on a special record date for the payment of such defaulted interest fixed by the trustee, notice of which shall be given to the noteholders by mail sent to their registered addresses not less than ten days prior to such special record date, or

•	at any time in any other lawful manner.

Each interest payment in respect of a note will include the amount of interest accrued during the period, to which we refer as an “interest period,” from and including the original issue date or, if interest payable on any interest payment date has been paid or duly provided for, from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for to but excluding the applicable interest payment date or the maturity date, as the case may be.

We may change interest rates or formulas and other terms of the notes described in this prospectus supplement from time to time, but no such change will affect any note already issued or as to which we have accepted an offer to purchase.

Form, Denomination and Currency of the Notes

Unless otherwise provided in the applicable pricing supplement, the notes will be issued in fully registered form in minimum denominations of $1,000 and integral multiples of $1,000 or their equivalents in the applicable foreign currency or currencies, including, as applicable, currency units and composite currencies. The $1,000 minimum purchase applies to notes of each stated maturity and interest rate, or method of calculating interest, and may not be spread among different stated maturities or interest rates, or methods of calculating interest, unless otherwise specified in the applicable pricing supplement. The notes will be denominated and payable in U.S. dollars or in foreign currency or currencies, including, as applicable, currency units and composite currencies, as specified in the applicable pricing supplement.

Legal Ownership and Transfer of the Notes

Unless otherwise provided in the applicable pricing supplement, notes will be issued in book-entry form and will be represented by one or more global notes, which will be deposited with a custodian for DTC and registered in the name of DTC’s nominee, Cede & Co. You may transfer or exchange book-entry notes only through DTC. For information with respect to payments of principal of and premium, if any, and interest on book-entry notes and how to transfer or exchange them, see “—Book-Entry Notes” below. In addition, registration of transfer or exchange of certificated notes, if any are issued, will be made at the office of the trustee listed below under “—Payment Mechanisms for Certificated Notes, if any.” No service charge will be made by us or the trustee for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange, other than exchanges not involving any transfer.

Payment Mechanisms for Certificated Notes, If Any

If any book-entry notes are exchanged for certificated notes under the limited circumstances described below under “—Book-Entry Notes,” and you are a holder of certificated notes, the following will apply:

•	We will make interest payments, other than interest payable on a maturity date, by check mailed to the holders of certificated notes.

•	If you are a holder of at least $10,000,000 aggregate principal amount of certificated notes, whether having identical or different terms and provisions, you may receive your interest payments by wire transfer as follows: you must notify the trustee in writing at its office address listed below, or at any other address that the trustee has provided to you by mail, on or before the regular record date before an interest payment date, other than a maturity date, that you choose to have the interest on all your notes payable on that interest payment date and all subsequent interest payment dates paid by wire transfer of immediately available funds to an account at a bank in The City of New York, or in another city that we agree to, designated by you. This payment method will apply until you give the trustee written notice to the contrary. We will not pay interest by wire transfer if you designate an account with a bank that has no facilities to receive wire transfers.

•	We will pay the principal of and premium, if any, and interest on any certificated note that is due on that note’s maturity date in immediately available funds against presentation of that certificated note at the office of the trustee in The City of New York, which on the date of this prospectus supplement is located at 4 New York Plaza (15th Floor), New York, New York 10004. Alternatively, we will make this payment at any other office or agency of the trustee in The City of New York that the trustee may designate to you in writing. However, if this payment is to be made by wire transfer, the trustee must have received appropriate wire transfer instructions in writing from you at least two business days, as defined below under “—Business Day Convention,” prior to the maturity date.

No Sinking Fund, Redemption or Repayment Before Maturity Unless Otherwise Specified

The notes will not be subject to any sinking fund, unless otherwise provided for in the applicable pricing supplement. Except as provided in the following sentence and under “—Redemption at Our Option” or “—Repayment at the Option of Holder” below, the notes will not be subject to redemption by us or to repayment at the option of the holders prior to their stated maturity. If specified in the applicable pricing supplement, a note may, prior to its stated maturity, be subject to redemption, in whole or in part, at our option, or be subject to repayment, in whole or in part, at the option of its holder, or both. The notes and the applicable pricing supplement will set forth the terms of any redemption or repayment, including the date or dates on which, or period or periods during which, and the price for which we may redeem, or you may repay, any note.

The Notes Will Be Issued Under Our Senior Debt Securities Indenture

The notes will be issued pursuant to the senior debt securities indenture, which is a contract between JPMorgan Chase Bank, N.A., as trustee, and us. The trustee will also act as paying agent. A copy of the senior debt securities indenture is available for inspection during normal business hours at the office of the trustee referred to below.

The trustee under the senior debt securities indenture has two main roles: first, the trustee can enforce your rights against us if we default. Second, the trustee performs administrative duties for us, such as sending you interest payments and notices. However, there are limitations on the extent to which the trustee acts on your behalf, which we describe under “Description of Debt Securities We May Offer—Default and Related Matters” in the accompanying prospectus. We and the trustee may treat the person in whose name a note is registered as the owner and holder of such note for the purpose of receiving payments of principal of and premium, if any, and, subject to the record date provisions of the notes, interest on such note and for all other purposes whatsoever.

Any money deposited with the trustee and remaining unclaimed for one year after the date upon which the payment of principal of and/or premium, if any, and/or interest on any note to which that deposit relates will become due and payable will be promptly repaid to us. After that repayment, the holder of any note entitled to receive the payment to which that deposit relates must look only to us for that payment.

Our senior debt securities indenture and the notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes or our senior debt securities indenture, except as described under “Description of Debt Securities We May Offer—Restrictive Covenants” in the accompanying prospectus.

We Will Replace Notes Under the Following Circumstances

In case any note is mutilated, destroyed, lost or stolen, we will execute and, upon our request, the trustee will authenticate and deliver, a new note with identical terms and provisions and in a like principal amount, registered in the same manner, dated the date of its authentication and bearing interest from the date to which interest has been paid on that note, in exchange for or in lieu of that old note. In case that old note is destroyed, lost or stolen, the applicant for a substituted note must furnish to us and the trustee a security or indemnity as we and the trustee may require. In addition, in every case of destruction, loss or theft of a note, the applicant must also furnish to us and the trustee satisfactory evidence of destruction, loss or theft and of ownership of the note.

Upon the issuance of any substituted note, we and the trustee may require applicants for substituted notes to cover our expenses. In case a note has matured or is about to mature and is mutilated, destroyed, lost or stolen, we may, instead of issuing a substitute note, pay or authorize the payment of the note, without surrender of the note except in the case of a mutilated note, upon compliance by the holder with the requirement above.

Original Issue Discount Notes

We may issue the notes as “original issue discount notes.” An original issue discount note is a note, including any note that does not provide for the payment of interest prior to its maturity date, which is issued at a price lower than its principal amount and which provides that upon redemption, repayment or acceleration of its stated maturity an amount less than its principal amount will be payable. If an original issue discount note is redeemed, repaid or accelerated prior to its stated maturity, the amount payable to the holder of such a note will be determined in accordance with the terms of the note, but will be an amount less than the amount payable at the stated maturity of such a note. Original issue discount notes and other notes may be treated as issued with original issue discount for U.S. federal income tax purposes. See “Certain Federal Income Tax Considerations” below.

Business Day Convention

As used herein, “business day” means (1) any day that is (a) neither a Saturday or Sunday, nor a legal holiday nor a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close and (b) with respect to any floating rate note for which LIBOR is an applicable base rate, a London Business Day; (2) if a note is denominated in a specified currency, currency unit or composite currency other than U.S. dollars or euros, a day that is not a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency; and (3) if the specified currency of a note is euros, any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor system is open for business. “London business day” means a day on which commercial banks are open for business, including for dealings in the Designated LIBOR currency as defined under “—Interest; Floating Rate Notes—LIBOR,” in London.

Interest; Fixed Rate Notes

Each fixed rate note, other than zero-coupon notes, will bear interest from and including its original issue date, or from and including the last interest payment date to which interest has been paid or duly provided for, at the yearly rate specified on its face until its principal amount is paid or duly made available for payment. Unless otherwise specified in the applicable note and related pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

Unless otherwise specified in the applicable pricing supplement, we will pay interest on fixed rate notes semi-annually on March 15 and September 15 of each year and on the maturity date.

The “regular record date” for each interest payment date above, other than the maturity date, will be March 1 or September 1, as the case may be, whether or not such date is a business day, immediately preceding the applicable interest payment date. If any interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue for the period following the interest payment date or the maturity date, as the case may be.

General Features; Interest; Floating Rate Notes

Interest Rates. Interest on floating rate notes will be determined by reference to one or more base rates specified in the applicable note and related pricing supplement, which will include:

•	the CD rate,

•	the commercial paper rate,

•	the CMT rate,

•	LIBOR,

•	the prime rate,

•	the treasury rate,

•	the eleventh district cost of funds rate,

•	the federal funds rate or

•	any other domestic or foreign interest rate or exchange rate indices or other indices as we may describe in the note and applicable pricing supplement.

The related base rate will be based upon the index maturity, as defined below under “—General Features,” if applicable, and adjusted by a spread and/or spread multiplier, if any, as specified in the applicable pricing supplement. In addition, a floating rate note may bear interest that is calculated by reference to two or more base rates determined in the same manner as the base rates are determined for the types of floating rate notes described above. Each floating rate note will specify the base rate or rates applicable to it.

Base Rates, Spreads and Spread Multipliers. The interest rate on each floating rate note will be calculated by reference to one or more specified base rates, in either case plus or minus any applicable spread, and/or multiplied by any applicable spread multiplier. The “index maturity” is the period to maturity of the instrument or obligation from which the base rate or rates are calculated, if applicable, as specified in the applicable pricing supplement. The “spread” is the number of basis points to be added to or subtracted from the base rate or rates applicable to a floating rate note, and the “spread multiplier” is the percentage of the base rate or rates applicable to a floating rate note by which the base rate or rates are multiplied to determine the applicable interest rates on the floating rate note, as specified in the applicable pricing supplement. Each floating rate note will initially bear interest at the initial interest rate as described in the applicable pricing supplement.

Reset of Rates. The interest rate on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or otherwise. Each such “interest reset period” will be specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the dates on which such an interest rate will be reset will be, in the case of floating rate notes which reset

•	daily, each business day;

•	weekly, the Wednesday of each week, except weekly reset treasury rate notes, which will be reset on the Tuesday of each week, except as provided below;

•	monthly, the third Wednesday of each month, with the exception of eleventh district cost of funds rate notes, which will be reset on the first calendar day of the month;

•	quarterly, the third Wednesday of March, June, September and December of each year;

•	semi-annually, the third Wednesday of the two months of each year as specified in the applicable pricing supplement; and

•	annually, the third Wednesday of the month of each year as specified in the applicable pricing supplement.

If any interest reset date for any floating rate note is not a business day, it will be postponed to the next succeeding business day, except that, in the case of a LIBOR note, or a floating rate note for which LIBOR is an applicable base rate, if that business day is in the next succeeding calendar month, that interest reset date will be the immediately preceding business day.

Maximum and Minimum Rates. A floating rate note may also have either or both of the following:

•	a maximum limit, or ceiling, called the “maximum interest rate,” on the rate at which interest may accrue during any interest period with respect to that floating rate note from time to time and

•	a minimum limit, or floor, called the “minimum interest rate,” on the rate at which interest may accrue during any interest period with respect to that floating rate note from time to time. In addition to any maximum interest rate which may apply to any floating rate note, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by federal law of general applicability. Under current New York law, the maximum rate of interest is 25% per annum on a simple interest basis, but that limit does not apply to floating rate notes in which $2,500,000 or more has been invested.

Determination of Reset Interest Rates. The interest rate applicable to each interest reset period commencing on the respective interest reset date will be the rate determined as of the applicable interest determination date defined below on or prior to the calculation date, as defined below under “—Calculation Agent.”

Unless otherwise specified in the applicable pricing supplement, the “interest determination date” with respect to an interest reset date for

•	CD rate notes, commercial paper rate notes, CMT rate notes, prime rate notes and federal funds rate notes will be the second business day before the interest reset date;

•	eleventh district cost of funds rate notes will be the last working day of the month before each interest reset date on which the Federal Home Loan Bank of San Francisco, or the

“FHLB of San Francisco,” publishes the Index, as defined below under “—Eleventh District Cost of Funds Rate”;

•	LIBOR notes will be the second London banking day before the interest reset date unless the designated LIBOR currency is pounds sterling, in which case the interest determination date will be the applicable interest reset date; and

•	treasury rate notes will be the day of the week in which that interest reset date falls on which treasury bills, as defined below under “—Treasury Rate”, are normally auctioned; treasury bills are normally sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but is sometimes held on the preceding Friday.

If as a result of a legal holiday a treasury bill auction is held on the Friday of the week preceding an interest reset date, the related interest determination date will be the preceding Friday; and if an auction falls on any interest reset date, then the interest reset date instead will be the first business day following the auction. The interest determination date pertaining to a floating rate note the interest rate of which is determined with reference to two or more base rates will be the first business day which is at least two business days prior to the interest reset date for that floating rate note on which each base rate is determined. Each base rate will be determined on that date and the applicable interest rate will take effect on the related interest reset date.

The interest rate in effect with respect to a floating rate note on each day that is not an interest reset date will be the interest rate determined as of the interest determination date for the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date for that interest reset date, subject in each case to any applicable law and maximum or minimum interest rate limitations. However, the interest rate in effect with respect to a floating rate note for the period from its original issue date to the first interest reset date, to which we refer as the “initial interest rate,” will be determined as specified in the applicable pricing supplement.

Interest Payment Dates. Except as provided below or as otherwise specified in the applicable pricing supplement, interest will be payable on the following interest payment dates, in the case of floating rate notes which reset

•	daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement (except for eleventh district cost of funds rate notes, which reset on the first calendar day of each of March, June, September and December of each year);

•	quarterly, on the third Wednesday of March, June, September and December of each year;

•	semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•	annually, on the third Wednesday of the month of each year specified in the applicable pricing supplement.

In each case, interest will also be paid at stated maturity, or, if applicable, upon redemption or repayment. Unless otherwise specified in the applicable pricing supplement, the “regular record date” for floating rate notes with respect to an interest payment date other than a maturity date is the fifteenth calendar day, whether or not a business day, prior to that interest payment date. If any interest payment date other than the maturity date for any floating rate note falls on a day that is not a business day, such interest payment date will be postponed to the following business day, except that, in the case of a LIBOR note or a floating rate note for which LIBOR is an applicable base rate, if that business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of any floating rate note falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next business day as if it were made on the date that payment was due, and no interest will accrue for the period from that maturity date to the date of payment.

Accrued Interest. With respect to a floating rate note, accrued interest for any interest period will be calculated by multiplying the principal amount of such floating rate note by an accrued interest factor. That accrued interest factor will be computed by adding the interest factor calculated for each day in the applicable interest period. The interest factor for each day will be computed by dividing the interest rate applicable to that day by 360, or, in the case of CMT rate notes, treasury rate notes or a floating rate note for which the CMT rate or the treasury rate is an applicable base rate, by the actual number of days in the year.

Calculation Agent. Unless otherwise specified in the applicable pricing supplement, we will be the calculation agent and will calculate the interest rate applicable to a floating rate note on or before any calculation date. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate as determined for the then most recent interest reset date with respect to that floating rate note. Unless otherwise specified in the applicable pricing supplement, the “calculation date” pertaining to any interest determination date will be the earlier of

•	the tenth calendar day after that interest determination date or, if that day is not a business day, the next succeeding business day, or

•	the business day immediately preceding the applicable interest payment date or maturity date, as the case may be.

All percentages resulting from any calculation on floating rate notes will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, e.g., 9.876545%, or 0.09876545, will be rounded upward to 9.87655%, or 0.0987655, and all dollar amounts used in or resulting from that calculation on floating rate notes will be rounded to the nearest cent, or in the case of a foreign currency or composite currency, to the nearest corresponding unit, with one-half cent being rounded upward.

As mentioned above, the initial interest rate in effect with respect to a floating rate note from and including the original issue date to but excluding the first interest reset date will be specified in the applicable note and related pricing supplement. The interest rate for each subsequent interest reset date will be determined by the calculation agent as set forth below, plus or minus any spread and/or multiplied by any spread multiplier, and subject to any maximum interest rate and/or minimum interest rate, as specified in the applicable note and related pricing supplement.

CD Rate

Unless otherwise specified in the applicable pricing supplement, CD rate means, with respect to any interest determination date relating to a CD rate note or any floating rate note for which the CD rate is an applicable base rate, which date we refer to as a CD rate interest determination date, the rate on that date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement as published in H.15(519), as defined below, under the heading “CDs (Secondary Market).” If the CD rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above is not published by 3:00 p.m., New York City time, on the relevant calculation date, then the CD rate will be the rate on that CD rate interest determination date for negotiable U.S. dollar certificates of deposit having the specified index maturity as published in H.15 Daily Update, as defined below, or other recognized electronic sources used for the purpose of displaying the applicable rate, under the caption “CDs (Secondary Market).”

•	If by 3:00 p.m., New York City time, on the applicable calculation date, that rate is not published in either H.15(519), H.15 Daily Update or another recognized electronic source, the CD rate for that CD rate interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that CD rate interest determination date, of three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in The City of New York, which may include one or more of the agents or their affiliates, selected by the calculation agent, after consultation with us, for negotiable U.S. dollar certificates of deposit of major U.S. money center banks of the highest credit standing, in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

•	If the dealers selected as described above by the calculation agent are not quoting rates as set forth above, the CD rate for that CD interest rate determination date will be the CD rate in effect for the immediately preceding interest reset period, or if there was no interest reset period, then the rate of interest payable will be the initial interest rate.

“H.15(519)” means the weekly statistical publication designated “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at

http://www.federalreserve.gov/releases/h15/update, or any successor site or publication. All references to this website are inserted as inactive textual references to the “uniform resource locator,” or “URL,” and are for your informational reference only. Information on that website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

Commercial Paper Rate

Unless otherwise specified in the applicable pricing supplement, “commercial paper rate” means, for any interest determination date relating to a commercial paper rate note or any floating rate note for which the commercial paper rate is an applicable base rate, to which we refer as a “commercial paper rate interest determination date,” the money market yield on that date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Commercial Paper—Nonfinancial.” If the commercial paper rate cannot be determined as described above, the following procedures will apply:

•	If the rate described above is not published by 3:00 p.m., New York City time, on the relevant calculation date, then the commercial paper rate will be the money market yield of the rate on that commercial paper rate interest determination date for commercial paper of the specified index maturity as published in H.15 Daily Update, or in another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper—Nonfinancial.”

•	If by 3:00 p.m., New York City time, on the calculation date, the rate described is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, the commercial paper rate for the applicable commercial paper rate interest determination date will be calculated by the calculation agent and will be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that commercial paper rate interest determination date of three leading dealers of United States dollar commercial paper in The City of New York, which may include one or more of the agents or their affiliates, selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement placed for a non-financial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating agency.

•	If the dealers selected as described above by the calculation agent are not quoting as set forth above, the commercial paper rate with respect to that commercial paper rate interest determination date will be the commercial paper rate in effect for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Money market yield” means the yield, expressed as a percentage, calculated in accordance with the following formula:

Money market yield =	360 x D	x 100
360 - (D x M)

where “D” is the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” is the actual number of days in the applicable interest period.

CMT Rate

Unless otherwise specified in the applicable pricing supplement, “CMT rate” means for any interest determination date relating to a CMT rate note or any floating rate note for which the CMT rate is an applicable base rate, to which we refer as a “CMT rate interest determination date,” the following rate displayed on the designated CMT Telerate page, as defined below, under the caption “…Treasury Constant Maturities…Federal Reserve Board Release H.15…Mondays approximately 3:45 P.M.,” under the column for the designated CMT maturity index:

•	if the designated CMT Telerate page is 7051, the rate for the relevant interest determination date; or

•	if the designated CMT Telerate page is 7052, the weekly or monthly average, as specified in the applicable pricing supplement, for the week or the month, as applicable, ended immediately preceding the week or month, as applicable, in which the related CMT rate interest determination date falls. If the CMT rate cannot be determined in this manner, the following procedures will apply.

•	If the applicable rate described above is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for that CMT rate interest determination date will be the treasury constant maturity rate for the designated CMT maturity index as published in H.15(519).

•	If the rate described in the prior paragraph is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for that CMT rate interest determination date will be the treasury constant maturity rate for the designated CMT maturity index, or other treasury rate for the designated CMT maturity index, for the CMT rate interest determination date with respect to that interest reset date that:

•	is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury; and

•	determined by the calculation agent to be comparable to the rate formerly displayed on the designated CMT Telerate page and published in H.15(519).

•	If the rate described in the prior paragraph is not provided by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for the CMT rate interest determination date will be calculated by the calculation agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on the CMT rate interest determination date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York, which may include one or more of the agents or their affiliates, to which we refer as “reference dealers,” selected by the calculation agent, from five such reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation, or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, to which we refer as “treasury notes,” with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than such designated CMT maturity index minus one year.

•	If the calculation agent is unable to obtain three treasury note quotations as described above, the CMT rate for that CMT rate interest determination date will be calculated by the calculation agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on the CMT rate interest determination date of three reference dealers in The City of New York, from five such reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation, or, in the event of equality, one of the lowest, for treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining term to maturity closest to the designated CMT maturity index and in an amount of at least $100 million.

•	If three or four, and not five, of such reference dealers are quoting as set forth above, then the CMT rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor lowest of such quotes will be eliminated. However, if fewer than three reference dealers selected by the calculation agent are quoting as set forth above, the CMT rate with respect to that CMT rate interest determination date will be the CMT rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate. If two treasury notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the designated CMT maturity index, then the quotes for the treasury note with the shorter remaining term to maturity will be used.

“Designated CMT maturity index” means the original period to maturity of the U.S. treasury securities (1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT rate will be calculated or, if no such maturity is specified in the applicable pricing supplement, two years.

“Designated CMT Telerate page” means the display on MoneyLine Telerate, Inc., or any successor service, on the page specified in the applicable pricing supplement, or any successor page on that service, for the purpose of displaying treasury constant maturities as reported in H.15(519), or, if no such page is specified in the applicable pricing supplement, MoneyLine Telerate page 7052.

LIBOR

Unless otherwise specified in the applicable pricing supplement, “LIBOR” means the rate determined by the calculation agent in accordance with the following provisions:

(a)	For an interest determination date relating to a LIBOR note or any floating rate note for which LIBOR is an applicable base rate, to which we refer as a “LIBOR interest determination date,” LIBOR will be either:

•	if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, unless the Designated LIBOR page, as defined below, by its terms provides only for a single rate, in which case that single rate shall be used, for deposits in the designated LIBOR currency having the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, that appear, or, if only a single rate is required as aforesaid, appears, on the designated LIBOR page as of 11:00 a.m., London time, on that LIBOR interest determination date, or

•	if “LIBOR Telerate” is specified in the applicable pricing supplement or if neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the designated LIBOR currency having the index maturity specified in the applicable pricing supplement commencing on that interest reset date, that appears on the Designated LIBOR page as of 11:00 a.m., London time, on that LIBOR interest determination date. If fewer than two offered rates appear, or no rate appears, as applicable, LIBOR in respect of that LIBOR interest determination date will be determined as if the parties had specified the rate described in clause (b) below.

(b)	For a LIBOR interest determination date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the designated LIBOR page as specified in clause (a)

above, the calculation agent will request the principal London offices of each of four major reference banks, which may include one or more of the agents or their affiliates, in the London interbank market, as selected by the calculation agent, after consultation with us, to provide its offered quotation for deposits in the designated LIBOR currency for the period of the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that LIBOR interest determination date and in a principal amount that is representative for a single transaction in the designated LIBOR currency in that market at that time.

•	If the reference banks provide at least two such quotations, then LIBOR for that LIBOR interest determination date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, then LIBOR for that LIBOR interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable principal financial center, as defined below, on that LIBOR interest determination date by three major banks, which may include one or more of the agents or their affiliates, in that principal financial center selected by the calculation agent, after consultation with us, for loans in the designated LIBOR currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in that designated LIBOR currency in that market at that time.

•	If the banks selected by the calculation agent are not quoting as set forth above, LIBOR with respect to that LIBOR interest determination date will be LIBOR for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Designated LIBOR currency” means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated. If no such currency is specified in the applicable pricing supplement, the designated LIBOR currency shall be United States dollars.

“Designated LIBOR page” means

•	if “LIBOR Reuters” is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service, or any successor service, on the page specified in the applicable pricing supplement, or any successor page on that service, for the purpose of displaying the London interbank rates of major banks for the designated LIBOR currency; or

•	if “LIBOR Telerate” is specified in the applicable pricing supplement or if neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on MoneyLine Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for the designated LIBOR currency.

“Principal financial center” means the capital city of the country to which the designated LIBOR currency relates, or the capital city of the country issuing the specified currency, as applicable, except that with respect to United States dollars, Australian dollars, Canadian dollars, South African rands and Swiss francs, the “principal financial center” means The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively, and with respect to euros the principal financial center means London.

Prime Rate

Unless otherwise specified in the applicable pricing supplement, “prime rate” means, with respect to any interest determination date relating to a prime rate note or any floating rate note for which the prime rate is an applicable base rate, to which we refer as a “prime rate interest determination date,” the rate set forth on such date in H.15(519) under the caption “Bank Prime Loan.” If the prime rate cannot be determined as described above, the following procedures will apply:

•	If the rate described above is not published by 3:00 p.m., New York City time, on the related calculation date, then the rate on such prime rate interest determination date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption “Bank Prime Loan” will be the prime rate.

•	If the rate described above is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the prime rate will be determined by the calculation agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 page, as defined below, as that bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, on that prime rate interest determination date.

•	If fewer than four of these rates appear on the Reuters Screen US PRIME 1 page for that prime rate interest determination date, then the prime rate will be determined by the calculation agent and will be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that prime rate interest determination date by three major banks in New York City, which may include one or more of the agents or their affiliates, selected by the calculation agent, after consultation with the Company.

•	If the banks selected by the calculation agent are not quoting as set forth above, the prime rate with respect to that prime rate interest determination date will remain the prime rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Reuters Screen US PRIME 1 page” means the display on the Reuters Monitor Money Rates Service, or any successor service, on the “US PRIME 1” page, or such other page as may replace the US PRIME 1 page on that service, for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate

Unless otherwise specified in the applicable pricing supplement, “treasury rate” means, with respect to any interest determination date relating to a treasury rate note or any floating rate note for which the treasury rate is an applicable base rate, to which we refer as a “treasury rate interest determination date,” the rate from the auction held on such treasury rate interest determination date of direct obligations of the United States, or “treasury bills,” having the index maturity specified in the applicable pricing supplement under the caption “INVESTMENT RATE” on the display on MoneyLine Telerate, Inc. or any successor service, on page 56, or any other page as may replace that page on that service, to which we refer as “Telerate page 56,” or page 57, or any other page as may replace that page on that service, or “Telerate page 57.” If the treasury rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above is not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the rate for those treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High,” will be the treasury rate.

•	If the rate described in the prior paragraph is not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield, as defined below, of the auction rate of such treasury bills as announced by the United States Department of the Treasury.

•	If the auction rate described in the prior paragraph is not so announced by the United States Department of the Treasury, or if no such auction is held, then the treasury rate will be the bond equivalent yield of the rate on that treasury rate interest determination date of treasury bills having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market” or, if not yet published by 3:00 p.m., New York City time, on the related calculation date, the rate on that treasury rate interest determination date of those treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

•	If the rate described in the prior paragraph is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the treasury rate will be calculated by the calculation agent and will be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on that treasury rate interest determination date, of three leading primary United States government securities dealers, which may include one or more of the agents or their affiliates, selected by the calculation agent, after consultation with us, for the issue of treasury bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

•	If the dealers selected as described above by the calculation agent are not quoting as set forth above, the treasury rate with respect to that treasury rate interest determination date will be the treasury rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Bond equivalent yield” means a yield, expressed as a percentage, calculated in accordance with the following formula:

Bond equivalent yield =	D x N	x 100
360 - (D x M)

where “D” is the applicable per annum rate for treasury bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” is the actual number of days in the applicable interest reset period.

Eleventh District Cost of Funds Rate

Unless otherwise specified in the applicable pricing supplement, “eleventh district cost of funds rate” means, with respect to any interest determination date relating to an eleventh district cost of funds rate note or any floating rate note for which the eleventh district cost of funds rate is an applicable base rate, to which we refer as an “eleventh district cost of funds rate interest determination date,” the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which that eleventh district cost of funds rate interest determination date falls as set forth under the caption “11th District” on the display on MoneyLine Telerate, Inc., or any successor service, on page 7058, or any other page as may replace that page on that service, as of 11:00 a.m., San Francisco time, on that eleventh district cost of funds rate interest determination date. If the eleventh district cost of funds rate cannot be determined in this manner, the following procedures will apply:

•	If that rate does not appear on Telerate page 7058 on that eleventh district cost of funds rate interest determination date, then the eleventh district cost of funds rate for that eleventh district cost of funds rate interest determination date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced, to which we refer as the “index,” by the FHLB of San Francisco as that cost of funds for the calendar month immediately preceding that eleventh district cost of funds rate interest determination date.

•	If the FHLB of San Francisco fails to announce the index on or prior to that eleventh district cost of funds rate interest determination date for the calendar month immediately preceding that eleventh district cost of funds rate interest determination date, the eleventh district cost of funds rate with respect to that eleventh district cost of funds rate interest determination date will be the eleventh district cost of funds rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

Federal Funds Rate

Unless otherwise specified in the applicable pricing supplement, “federal funds rate” means, with respect to any interest determination date relating to a federal funds rate note or any floating rate note for which the federal funds rate is an applicable base rate, to which we refer as a “federal funds rate interest determination date,” the rate on that date for United States dollar federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” as that rate is displayed on MoneyLine Telerate, Inc., or any successor service, on page 120, or any other page as may replace that page on that service, to which we refer as “Telerate page 120.” If the federal funds rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above does not appear on Telerate page 120 by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate will be the rate on that federal funds rate interest determination date for United States dollar federal funds as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption “Federal Funds (Effective).”

•

If the rate described above does not appear on Telerate page 120 or is not yet published in H.15(519), H.15 Daily Update or another electronic source by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate for that federal funds rate interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include one or more of the agents or their affiliates, selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that federal funds rate interest determination date.

•	If the brokers selected as described above by the calculation agent are not quoting as set forth above, the federal funds rate with respect to that federal funds rate interest determination date will be the federal funds rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

Redemption at Our Option

We may at our option redeem any notes, in whole or in part, if one or more redemption dates, or range of redemption dates, is specified in a pricing supplement, all as described in that pricing supplement, on any redemption date, or during any range of redemption dates, upon not less than 30 days’ nor more than 60 days’ prior written notice, at the redemption price or prices specified in that pricing supplement, together with interest accrued to the redemption date.

If less than the entire principal amount of a note is redeemed, the principal amount that remains outstanding after the redemption must be an authorized denomination, which may not be less than the minimum authorized denominations, for the notes. If fewer than all the notes subject to redemption are to be redeemed, the notes to be redeemed will be selected by the trustee by any method the trustee deems fair and reasonable.

Repayment at the Option of Holder

If one or more repayment dates, or range of repayment dates, is specified in a pricing supplement, the applicable notes will be subject to repayment, in whole or in part, as specified in that pricing supplement, on any repayment date, or during any range of repayment dates, at the option of the holder upon not less than 30 days’ nor more than 60 days’ prior written notice, at a price equal to 100% of the principal amount to be repaid, together with interest accrued to the date fixed for repayment. A holder may exercise that option with respect to less than the entire principal amount of a note, if the portion remaining outstanding after such repayment is an authorized denomination.

Unless otherwise specified in the applicable pricing supplement, notice of a holder’s option to elect repayment of a note consists of delivery to the trustee of either

•	that note with the form entitled “Option to Elect Repayment” duly completed, with signature guaranteed; or

•

a telegram, facsimile transmission or a letter from a member of a national securities exchange, or of the National Association of Securities Dealers, Inc., or the NASD, or a commercial bank or trust company in the United States, setting forth the name of the holder, the principal amount of the related note, the principal amount to be repaid, the certificate number or a description of the tenor and terms of that note, and a statement that the option to elect repayment is being exercised thereby and a guarantee that the note to be repaid, together with the duly completed form, with signature guaranteed, entitled “Option to Elect Repayment” on the reverse of the note will be received by the trustee, in each case, not later than the fifth business day after the date of that telegram, facsimile transmission or letter. However, that telegram, facsimile transmission or letter is only effective if that note and that form, duly completed, are received by the trustee by that fifth business day.

Unless otherwise specified in the applicable pricing supplement, exercise of a repayment option by a holder will be irrevocable.

If a note is a book-entry note that is represented by a global note, the nominee of DTC will be the holder entitled to exercise any right of repayment. In order to ensure that DTC’s nominee will timely exercise any right of repayment with respect to a particular note, the beneficial owner of an interest in the related global note must instruct the broker or other direct or indirect participant through which it holds such interest to notify DTC of its desire to exercise any right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the participant through which it owns that interest in the related global note for the cut-off times for that participant. All notices must be executed by a duly authorized officer of a DTC-participant, with signature guaranteed, and will be irrevocable. In addition, the beneficial owners are deemed to have effected delivery of the related book-entry notes at the time those notices of election are given to DTC by causing the participant to transfer such beneficial owner’s interest in the global note or notes representing those book-entry notes, on DTC’s records, to the trustee. Conveyances of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the global notes will be governed by agreements among them, subject to any applicable statutory or regulatory requirements as may be in effect from time to time.

Indexed Notes

We may issue indexed notes which will provide that the amount of interest payable on an interest payment date will be determined by reference to:

•	one or more securities;

•	one or more commodities; and/or

•	any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstances.

The applicable pricing supplement will include information about the relevant index or indices and how amounts that are to become payable will be determined by reference to that index of those indices. See also “Risk Factors—An investment in indexed notes entails significant risks not associated with a similar investment in fixed or conventional floating rate debt securities.”

Amortizing Notes

We may from time to time offer notes on which we pay principal and interest in installments over the life of the notes. Interest on amortizing notes will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable pricing supplement, payments with respect to the amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide a table with repayment information with respect to each amortizing note to its original purchaser and we will make this information available, upon request, to the subsequent noteholders.

Extendible Notes

We may also issue from time to time notes with a maturity date that will be automatically extended for the periods and at the times set forth in the applicable pricing supplement unless the holder of such a renewable note elects to terminate the automatic extension. The applicable pricing supplement will set forth the periods and times for which the maturity of such a renewable note is to be automatically renewed, the date beyond which the maturity may not be so renewed, the procedures for noteholders to elect repayment in the event of a renewal and other details of the renewable notes.

Further Issues

We may from time to time, without the consent of any holder of any notes, create and issue additional notes that have the same terms and conditions as notes previously issued, or the same except for the issue date, the first payment of interest or the issue price. These additional notes may be consolidated with the outstanding notes to form a single series.

Other Provisions; Addenda

Any provisions with respect to the determination of a base rate, the specification of a base rate, calculation of the interest rate applicable to a floating rate note, the interest payment dates or any other matter relating thereto may be modified by the terms specified under “Other Provisions” on the face of the note or in an addendum relating thereto and described in the applicable pricing supplement, if so specified on the face of the note.

Book-entry Notes

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

Upon issuance, all book-entry notes with the same original issue dates and other terms and provisions will be represented by one or more global notes.

Each global note representing book-entry notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC’s nominee, Cede & Co.

Ownership of Book-Entry Notes

Ownership of beneficial interests in a global note representing book-entry notes will be limited to institutions that have accounts with DTC or its nominee or persons that may hold interests through those participants in DTC. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected through, records maintained by DTC, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

We have been advised by DTC that upon the issuance of a global note representing book-entry notes, and the deposit of that global note with or on behalf of DTC, DTC will immediately credit on its book-entry registration and transfer system the respective principal amounts of the book-entry notes represented by such global note to the accounts of participants. The accounts to be credited will be designated by the applicable agent or agents or, to the extent that the book-entry notes are offered and sold directly, by us.

Transfers of Book-Entry Notes

So long as DTC or its nominee is the registered owner or holder of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the book-entry notes represented by the global note for all purposes under the senior debt securities indenture and the global note. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in same-day funds. The laws of some states, however, require that certain persons take physical delivery of securities in definitive form, and investors subject to these requirements may not be permitted to invest in notes sold in book-entry form.

Payments on Global Notes

Payments in respect of the global notes will be made to DTC, or its nominee, as the registered owner. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown on the records of DTC or its nominee. We also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Those payments, however, will be the responsibility of those participants. Street name or other indirect holders should consult their banks or brokers for information on how they will receive payment.

DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account interests in the global notes are credited and only in respect of that portion of the aggregate principal amount of the global note or notes as to which such participant or participants has or have given such direction. However, only in those certain circumstances described in the following paragraph, will DTC exchange the global notes for certificated notes in minimum denominations of $1,000 and integral multiples of $1,000, which it will distribute to its participants.

Exchange of Book-Entry Notes for Certificated Notes

If any of the following happens:

•	DTC or any successor depositary notifies us that it is unwilling or unable to continue as depositary for global notes or ceases to be a “clearing agency” registered in good standing under the Exchange Act or other applicable statute or regulation and we do not appoint a successor depositary within 90 days after we receive notice of such inability, unwillingness or cessation,

•	an event of default, as described under “Description of Debt Securities We May Offer—Default and Related Matters” in the accompanying prospectus, under the notes has occurred and is continuing, or

•	we, in our sole discretion and subject to the procedures of the depository, determine that any or all of the book-entry notes will no longer be represented by global notes,

then we will issue, to participants that hold interests in those global notes through DTC, certificated notes in exchange for the related book-entry notes and such participants will then become the registered holders of those certificated notes. Those global notes will be cancelled and be of no further force or effect. The registered holder of a certificated note may transfer that note as described above under “—General.”

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of owning notes. It applies only to notes held as capital assets by initial purchasers that acquire notes at the original offering price.

This section does not apply to special classes of holders that are subject to special rules, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, life insurance companies, tax-exempt organizations, persons that own notes that are a hedge or that are hedged against interest rate risks, persons that own notes as part of a straddle or conversion transaction for tax purposes, or persons whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable pricing supplement. This section is based on the Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Prospective purchasers of notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership of notes.

United States Holders

This subsection describes the tax consequences to a United States holder. A United States holder is a beneficial owner of a note that is

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to holders that are not United States holders. Such holders should read “—United States Alien Holders” below.

Payments of Interest

Except as described below in the case of interest on a discount note that is not qualified stated interest, each as defined below under “—Original Issue Discount—General,” any interest on a note, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currency other than U.S. dollars, will be taxable to a United States holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for tax purposes.

Cash Basis Taxpayers. If a United States holder that uses the cash receipts and disbursements method of accounting for tax purposes receives an interest payment that is denominated in, or determined by reference to, a foreign currency, such holder must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the holder actually converts the payment into U.S. dollars.

Accrual Basis Taxpayers. A United States holder that uses an accrual method of accounting for tax purposes may determine the amount of recognized income with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, the United States holder will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If the holder elects the second method, such holder would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if the United States holder receives a payment of interest within five business days of the last day of its accrual period or taxable year, such holder may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that the holder actually receives the interest payment. If the holder elects the second method, it will apply to all debt instruments that it holds at the beginning of the first taxable year to which the election applies and to all debt instruments that it subsequently acquires. A holder may not revoke this election without the consent of the Internal Revenue Service.

When a holder actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of a note, denominated in, or determined by reference to, a foreign currency for which such holder accrued an amount of income, the holder will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that such holder used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether the holder actually converts the payment into U.S. dollars.

Original Issue Discount

General. A note, other than a short-term note with a term of one year or less, will be treated as a discount note issued at an original issue discount if the amount by which the note’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount.

Generally, a note’s issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, agents, or wholesalers. A note’s stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. In the case of a fixed rate note, an interest payment generally will be qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. Special rules that apply in the case of variable rate debt instruments, which include floating rate notes, are discussed below under “—Variable Rate Notes.”

In general, a note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. A note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If a note has de minimis original issue discount, a United States holder must include the de minimis amount in income as stated principal payments are made on the note, unless the holder makes the election described below under “—Election to Treat All Interest as Original Issue Discount.” The includible amount with respect to each such payment can be determined by multiplying the total amount of a note’s de minimis original issue discount by a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the note.

United States holders of discount notes having a maturity of more than one year from their date of issue generally must include original issue discount, or OID, in income before they receive cash attributable to that income. The amount of OID that must be included in a United States holder’s income is calculated using a constant-yield method, and generally will result in increasingly greater amounts of OID being included in the holder’s income over the life of the note. The amount of OID that a United States holder must include in income can be calculated by adding the daily portions of OID with respect to the discount note for each day during the taxable year or portion of the taxable year that the holder holds the discount note. The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. A United States holder may select an accrual period of any length with respect to its discount note and may vary the length of each accrual period over the term of the discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount note must occur on either the first or final day of an accrual period.

The amount of OID allocable to an accrual period can be calculated by (a) multiplying a discount note’s adjusted issue price at the beginning of the accrual period by the note’s yield to maturity, and then (b) subtracting from this figure the sum of the payments of qualified stated interest on the note allocable to the accrual period. The discount note’s yield to maturity must be determined on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. The adjusted issue price of a discount note at the beginning of any accrual period is calculated by

•	adding the discount note’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on the discount note that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on a discount note contains more than one accrual period, then, when determining the amount of OID allocable to an accrual period, a United States holder must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, the holder must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of OID allocable to the final accrual period is equal to the difference between

•	the amount payable at the maturity of a note, other than any payment of qualified stated interest, and

•	the note’s adjusted issue price as of the beginning of the final accrual period.

In the case of a discount note that is denominated in, or determined by reference to, a foreign currency, a United States holder should determine the U.S. dollar amount includible in income as OID for each accrual period by (a) calculating the amount of OID allocable to each accrual period in the foreign currency using the constant-yield method described above, and (b) translating the amount of the foreign currency so derived at the average exchange rate in effect during that accrual period (or portion thereof within a United States holder’s taxable year) or, at the United States holder’s election (as described above under “—Payments of Interest”), at the exchange rate on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the exchange rate on the date of receipt, if such date is within five business days of the last day of the accrual period. Because exchange rates may fluctuate, a United States holder of a discount note that is denominated in, or determined by reference to, a foreign currency may recognize a different amount of OID income in each accrual period than would the holder of an otherwise similar discount note that is denominated in, or determined by reference to, U.S. dollars. All payments on a discount note (other than payments of qualified stated interest) will generally be viewed first as payments of previously-accrued OID (to the extent thereof), with payments attributed first to the earliest-accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the discount note), a United States holder will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the discount note, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of a note by the amount of pre-issuance accrued interest if

•	a portion of the initial purchase price of the note is attributable to pre-issuance accrued interest,

•	the first stated interest payment on the note is to be made within one year of the note’s issue date and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

Election to Treat All Interest as Original Issue Discount. A United States holder may elect to include in gross income all interest that accrues on a note using the constant-yield method described above under “—General,” with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount and unstated interest, as adjusted by any amortizable bond premium, described below under “—Notes Purchased at a Premium.”

If a United States holder makes this election for a note, then for purposes of applying the constant-yield method:

•	the issue price of the note will equal the holder’s cost,

•	the issue date of the note will be the date the holder acquired it, and

•	no payments on the note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which the election is made; however, if the note has amortizable bond premium, the holder will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that the holder holds as of the beginning of the taxable year to which the election applies or any taxable year thereafter. The election to apply the constant-yield method to all interest on a note or the deemed election with respect to amortizable bond premium may not be revoked without the consent of the Internal Revenue Service.

Variable Rate Notes. Floating rate notes generally will be treated as variable rate notes, which are subject to special rules discussed below. A floating rate note will be a variable rate note if

•	the note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of

•	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

•	15 percent of the total noncontingent principal payments, and

•	the note provides for stated interest, compounded or paid at least annually, only at

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

A note will have a variable rate that is a qualified floating rate if

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated, or

•	the rate is equal to such a rate multiplied by either

•	a fixed multiple that is greater than 0.65 but not more than 1.35 or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, and

•	the value of the rate on any date during the term of the note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If a note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

A note will not have a qualified floating rate, however, if the rate is subject to certain restrictions, including caps, floors, governors, or other similar restrictions, unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

A note will have a variable rate that is a single objective rate if

•	the rate is not a qualified floating rate,

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•	the value of the rate on any date during the term of the note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

A note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note’s term.

An objective rate as described above is a qualified inverse floating rate if

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

A note will also have a single qualified floating rate or an objective rate if interest on the note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if a floating rate note that is treated as a variable rate note provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on the note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for the note.

If a floating rate note that is treated as a variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, interest and OID accruals on the note are generally determined by

•	determining a fixed rate substitute for each variable rate provided under the note,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When determining the fixed rate substitute for each variable rate provided under the note, a United States holder generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the note.

If a floating rate note that is treated as a variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, interest and OID accruals generally must be determined using the method described in the previous paragraph. However, the floating rate note will be treated, for purposes of the first three steps of the determination, as if the note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of the note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Notes. In general, an individual or other cash basis United States holder of a short-term note is not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless the holder elects to do so, although it is possible that the holder may be required to include any stated interest in income as the interest is received. An accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding.

In the case of a United States holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of a short-term note will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis, unless an election is made to accrue the OID under the constant-yield method, through the date of sale or retirement. United States holders who are not required and do not elect to accrue OID on their short-term notes will be required to defer deductions for interest on borrowings allocable to the short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

When determining the amount of OID subject to these rules, a United States holder must include all interest payments on a short-term note, including stated interest, in the short-term note’s stated redemption price at maturity.

Notes Purchased at a Premium

If a United States holder purchases a note for an amount in excess of its principal amount, the holder may elect to treat the excess as amortizable bond premium. A holder that makes this election must reduce the amount required to be included in its income each year with respect to interest on the note by the amount of amortizable bond premium allocable to that year, based on the note’s yield to maturity. If the note is denominated in, or determined by reference to, a foreign currency, a United States holder will compute the amortizable bond premium in units of the foreign currency and such amortizable bond premium will reduce the holder’s interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time the amortized bond premium offsets interest income and the time of the acquisition of the note is generally taxable as ordinary income or loss. The election to amortize bond premium will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that the holder holds at the beginning of the first taxable year to which the election applies or that the holder thereafter acquires, and the election may not be revoked without the consent of the Internal Revenue Service. We also refer you to the discussion under “Original Issue Discount—Election to Treat All Interest as Original Issue Discount.”

Purchase, Sale and Retirement of the Notes

A United States holder’s tax basis in a note will generally be the U.S. dollar cost, as defined below, of the note, adjusted by

•	adding any OID or de minimis original issue discount previously included in income with respect to the note, and then

•	subtracting any payments on the note that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on the note.

If a United States holder purchases a note with foreign currency, the U.S. dollar cost of such note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if the holder is a cash basis taxpayer, or an accrual basis taxpayer if the holder so elects, and the note is traded on an established securities market, as defined in the applicable treasury regulations, the U.S. dollar cost of such note will be the U.S. dollar value of the purchase price on the settlement date of the purchase.

A United States holder will generally recognize gain or loss on the sale or retirement of a note equal to the difference between the amount realized on the sale or retirement and the holder’s tax basis in the note. If a note is sold or retired for an amount in foreign currency, the amount realized will be the U.S. dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market, as defined in the applicable treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale. Such gain or loss generally will be capital gain or loss, except to the extent

•	described above under “—Original Issue Discount—Short-Term Notes,”

•	attributable to accrued but unpaid interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

A United States holder must treat any portion of the gain or loss recognized on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, the holder takes exchange gain or loss into account only to the extent of the total gain or loss realized on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If a United States holder receives foreign currency as interest on a note or on the sale or retirement of a note, the holder’s tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If the holder purchases foreign currency, the holder’s tax basis will generally be equal to the U.S. dollar value of the foreign currency on the date of the purchase. Upon the sale or disposition of a foreign currency, including if the holder uses it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed, Extendible and Amortizing Notes

The applicable pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate notes and with respect to extendible notes and with respect to any notes providing for the periodic payment of principal over the life of the note.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. This subsection does not apply to United States holders. A United States alien holder is a beneficial owner of a note that is, for United States federal income tax purposes,

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership or

•	an estate or trust that in either case is not subject to United States federal income tax on a net basis on income or gain from a note.

This discussion assumes that the notes are not subject to the rules of Section 871(h)(4)(A) of the Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

Under United States federal income tax law, and subject to the discussion of backup withholding below, the Company and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including original issue discount, on a note to a United States alien holder if, in the case of payments of interest:

I.	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,

II.	the holder is not a controlled foreign corporation that is related to the Company through stock ownership and

III.	the U.S. payor does not have actual knowledge or reason to know that the holder is a United States person and:

A.	the holder has furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which it certifies, under penalties of perjury, that a holder is, or in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is, not a United States person,

B.	in the case of payments made outside the United States to the holder at an offshore account, generally, an account maintained by the holder at a bank or other financial institution at any location outside the United States, the holder has furnished to the U.S. payor documentation that establishes its identity and its status as the beneficial owner of the payment for United States federal income tax purposes and that it is not a United States person,

C.	the U.S. payor has received a withholding certificate, furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form, from a person claiming to be:

1)	a withholding foreign partnership, generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners,

2)	a qualified intermediary, generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service, or

3)	a U.S. branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or U.S.

branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of payments on the notes in accordance with U.S. treasury regulations, or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service,

D.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

1)	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from the holder by it or by a similar financial institution between it and the holder, and

2)	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

E.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of payments on the notes in accordance with U.S. treasury regulations.

Sale, Exchange or Retirement of the Notes

A United States alien holder of a note will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a note.

Federal Estate Taxes

A note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

Payments of Interest on the Notes

In general, the Company and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on notes held by noncorporate United States holders, and the accrual of original issue discount on discount notes held by such holders. In addition, the Company and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of a note before maturing in the United States. Additionally, backup withholding will apply to any payments, including payments of original issue discount, on a note held by a noncorporate United States holder if such holder fails to provide an accurate taxpayer identification number, or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

In general, payments of principal, premium or interest, including original issue discount, made by the Company and other payors to a United States alien holder will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—United States Alien Holders” are satisfied or the holder otherwise establishes an exemption. However, the Company and other payors are required to report on Internal Revenue Service Form 1042-S payments of interest to a United States alien holder of a note even if the payments are not otherwise subject to information reporting requirements.

Sale of the Notes

In general, payment of the proceeds from the sale of notes effected at a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, the seller is a United States alien holder, backup withholding and information reporting will not apply to such a sale provided that

•	the broker does not have actual knowledge or reason to know that the seller is a United States person and the seller has furnished to the broker

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which it certifies, under penalties of perjury, that it is not a United States person, or

•	other documentation upon which the broker may rely to treat the payment as made to a non-United States person in accordance with U.S. treasury regulations, or

•	the seller otherwise establishes an exemption.

If the seller fails to establish an exemption and the broker does not possess adequate documentation of the seller’s status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by the seller unless the payor has actual knowledge that the seller is a United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if

•	the proceeds are transferred to an account maintained by the seller in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to the seller at a United States address or

•	the sale has some other specified connection with the United States as provided in U.S. treasury regulations,

unless the broker does not have actual knowledge or reason to know that the seller is a United States person and the documentation requirements described above, relating to a sale of notes effected at a United States office of a broker, are met or the seller otherwise establishes an exemption.

In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that the seller is a United States person and the documentation requirements described above, relating to a sale of notes effected at a United States office of a broker, are met or the seller otherwise establishes an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the seller is a United States person.

CERTAIN ERISA CONSIDERATIONS

The fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should be considered by the fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of ERISA, which we refer to as an ERISA Plan, in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA Plan and whether an investment is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, self-employment retirement plans and other pension and profit sharing plans subject to Section 4975 of the Code, which we refer to, together with ERISA Plans, as the Plans, from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. Therefore, fiduciaries of ERISA Plans and persons making investment decisions for other Plans should also consider whether an investment in the notes might constitute or give rise to a prohibited transaction under ERISA and the Code. We may be considered a party in interest or disqualified person with respect to a Plan since we and many of our affiliates are engaged in businesses which provide services to Plans. If so, the acquisition, holding and disposition of the notes by such Plan could be a prohibited transaction. Governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA and foreign plans (as described in Section 4(b)(4) of ERISA), while generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state, federal or other applicable laws that are substantially similar to the foregoing provisions of ERISA and the Code.

Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable to a Plan’s purchase or holding of the notes, depending in part on the type of Plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Included among these exemptions are:

•	PTCE 84-14, for certain transactions determined by qualified professional asset managers,

•	PTCE 90-1, for certain transactions involving insurance company pooled separate accounts,

•	PTCE 91-38, for certain transactions involving bank collective investment funds,

•	PTCE 95-60, for certain transactions involving insurance company general accounts, and

•	PTCE 96-23, for certain transactions determined by in-house asset managers.

Each purchaser and transferee of the notes is deemed to represent, and certain transferees of the notes must represent, that either (i) it is not a Plan and the notes are not being acquired on behalf of or with assets of a Plan or (ii) the acquisition, holding and, to the extent relevant, disposition of the notes by the purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code by reason of the relief available under one of the five PTCEs referred to in the preceding sentence or such acquisition, holding or disposition is not otherwise prohibited. In addition, each purchaser and transferee of the notes that is a governmental plan, church plan or foreign plan described above is deemed to represent that its acquisition, holding and, to the extent relevant, disposition of the notes will not constitute or result in a violation of any applicable Similar Law.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that a Plan considering the purchase of the notes consult with its counsel regarding the consequences under ERISA, the Code or other substantially similar law, of the acquisition, disposition and holding of the notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We and the agents have entered into a distribution agreement with respect to the notes. We are offering the notes on a continuing basis to or through the agents, who may purchase notes, as principal, from us for resale to investors and other purchasers, at varying prices relating to prevailing market prices as determined by the applicable agent or agents at the time of resale, or, if so agreed, at a fixed offering price set forth in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount of that note less the commission, as described below, payable to that agent. If agreed to by us and the applicable agent, that agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount of the notes, unless otherwise specified in the applicable pricing supplement. In addition, we may sell notes directly and we may sell notes through agents as described below. We will have the sole right to accept offers to purchase the notes from us and may reject any such offer in whole or in part. The agents will have the right to reject any offer to purchase the notes, as a whole or in part.

As compensation for each agent’s services hereunder, we will pay each agent a commission, which may be in the form of a discount or otherwise, and which will be negotiated between the applicable agent and us at the time of sale and disclosed in the applicable pricing supplement.

An agent may sell notes it has purchased from us as principal to other dealers for resale to investors and other purchasers, and that agent may re-allow all or any portion of the discount received in connection with purchases from us to those dealers. After the initial offering of any note, the offering price, in the case of notes to be resold at a fixed offering price, the concession and the discount may be changed.

We may from time to time engage a dealer other than an agent to solicit a specific purchase of notes if (a) that dealer is engaged on terms substantially similar, including the same commission schedule, to the applicable terms of the distribution agreement entered into between us and the agents and (b) the agents are given notice of the purchase, including the terms thereof, promptly after the purchase has been agreed to. Each such dealer will act individually in connection with the notes and not collectively or jointly with the agents.

In connection with an offering of notes purchased by one or more agents as principal on a fixed price basis, those agent(s) will be permitted to engage in certain transactions that stabilize the price of those notes. Those transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of those notes. If the agent or agents creates or create, as the case may be, a short position in those notes, that is, if it sells or they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, those agent(s) may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of such purchases.

We may enter into derivative transactions with third parties, or sell notes not covered by this prospectus to third parties in privately negotiated transactions. If the applicable pricing supplement so indicates, in connection with those derivatives, the third parties may sell notes covered by this prospectus supplement, including in short sale transactions. If so, the third party may use notes pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use notes received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable pricing supplement.

Neither we nor any of the agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the agents makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

Each agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the agents may be required to make in respect of such liabilities.

If the agents sell notes to dealers who resell to investors and the agents pay the dealers all or part of the discount or commission they receive from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.

The notes are a new issue of securities, and there will be no established trading market for any note before its original issue date. We do not plan to list the notes on a securities exchange or quotation system. We have been advised by J.P. Morgan Securities Inc. that it or the other agents may make a market in the notes. However, neither J.P. Morgan Securities Inc., the other agents nor any other agent named in a pricing supplement that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

We may use this prospectus supplement and the accompanying prospectus in the initial sale of any note. In addition, we or any of our affiliates may use this prospectus supplement and the accompanying prospectus in a remarketing or other resale transaction involving any note after its initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale or at other prices. Information about the trade and settlement dates, as well as the purchase price, for a remarketing or other resale transaction will be provided to the purchaser in a separate confirmation of sale. Notes that may be resold in remarketing and other resale transactions include notes that we may issue in the future as well as notes we have previously issued.

In the ordinary course of their respective businesses, certain of the agents and dealers or their affiliates and associates may engage in commercial banking, investment banking and/or other financial service transactions with us and our affiliates. J.P. Morgan Securities Inc. is an affiliate of JPMorgan Chase Bank, N.A., the trustee under our senior debt securities indenture.

SETTLEMENT

Settlement will be made in immediately available funds, generally three business days after the trade date. However, settlement may occur on a different date.

VALIDITY OF THE NOTES

Unless otherwise specified in the applicable pricing supplement, the validity of the notes will be passed upon for Prudential Financial, Inc. by corporate counsel for Prudential Financial, Inc., who may be any one of Susan L. Blount, Esq., Timothy P. Harris, Esq., Brian J. Morris, Esq. or Stephen W. Gauster, Esq., and for the agents by Cleary Gottlieb Steen & Hamilton LLP. The opinion of such corporate counsel for Prudential Financial, Inc. will be based on assumptions about future actions required to be taken by Prudential Financial, Inc. and the trustee in connection with the issuance and sale of each note, about the specific terms of each note and about other matters that may affect the validity of the notes but which cannot be ascertained on the date of his or her opinion. As of the date of this prospectus supplement, each such corporate counsel for Prudential Financial, Inc. owned less than 1% of the common stock of Prudential Financial, Inc. Cleary Gottlieb Steen & Hamilton LLP regularly provides legal services to us and our subsidiaries.